Exhibit 10.1

EXECUTION VERSION

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”), dated as of February 2, 2016, is made by and among Newcastle Investment Corp., a Maryland corporation (the “Company”), on the one hand, and BLR Partners LP, a Texas limited partnership (“BLR”), and all other entities and natural persons listed on Schedule A hereto (together with BLR, the “BLR Group”, and each of BLR and such entities and natural persons, a “BLR Group Member”), on the other hand.  In consideration of the representations, warranties, covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

BOARD MATTERS; ANNUAL MEETINGS

Section 1.1           Board Matters

(a)           The Company hereby agrees to cause the Company’s Board of Directors (the “Board”) (i) to increase the number of members of the Board by one (1) Class III Director, (ii) to fill the vacancy on the Board resulting from such increase by appointing Clifford Press (such individual, and any Replacement Director (as defined in Section 1.1(b)), the “Nominee”) as a Class III director, (iii) to appoint the Nominee to the Nominating and Corporate Governance Committee of the Board and (iv) to nominate the Nominee for election at the 2016 annual meeting of stockholders of the Company (the “2016 Annual Meeting”) as a Class III director with a term expiring at the 2017 annual meeting of stockholders of the Company (the “2017 Annual Meeting”). The Company will recommend and solicit proxies for the election of the Nominee at the 2016 Annual Meeting in the same manner as for the other nominees nominated by the Board at the 2016 Annual Meeting. The Company further agrees that without the unanimous approval of the Board, including the Nominee, the size of the Board shall not exceed seven members following the appointment of the Nominee and prior to the 2017 Annual Meeting (or earlier, in the event that the Nominee’s resignation becomes effective pursuant to Section 1.1(f)); provided that the Company shall be permitted to increase the size of the Board to eight members solely in connection with the appointment to the Board of a person identified by the Company to BLR prior to the date hereof.

(b)           If the Nominee is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the 2017 Annual Meeting, and at such time the BLR Group beneficially owns in the aggregate at least 5.0% of the Company’s then outstanding common stock, par value $0.01 per share (“Common Stock”, and such 5.0% ownership threshold, the “Minimum Ownership Threshold”), BLR (on behalf of the BLR Group) shall have the right to recommend a substitute person in accordance with this Section 1.1(b) (any such substitute person, a “Replacement Director”) who qualifies as “independent” pursuant to the Securities and Exchange Commission and New York Stock Exchange listing standards for approval by the Nominating and Corporate Governance Committee and the Board, which approval shall not be unreasonably withheld.  The Nominating and Corporate Governance Committee shall, in good faith, make its determination and recommendation regarding whether such person so qualifies as “independent” and is reasonably acceptable to the Nominating and Corporate Governance Committee as soon as reasonably practicable after representatives of the Board have conducted customary interview(s) of such nominee.  The Company shall use commercially reasonable efforts to conduct any such interview(s) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after BLR’s submission of such nominee.  In the event the Nominating and Corporate Governance Committee does not accept a substitute person recommended by BLR as the Replacement Director, BLR (on behalf of the BLR Group) shall have the right to recommend alternative substitute person(s) whose appointment shall be subject to the Nominating and Corporate Governance Committee recommending such person in accordance with the procedures described above.  Upon the recommendation of a Replacement Director nominee by the Nominating and Corporate Governance Committee, the Board shall vote on the appointment of such Replacement Director to the Board within five (5) business days after the Nominating and Corporate Governance Committee recommendation of such Replacement Director; provided, however, that if the Board does not appoint such Replacement Director to the Board, the Parties shall continue to follow the procedures of this Section 1.1(b) until a Replacement Director is appointed to the Board.  Any Replacement Director thus appointed shall be appointed to such committee (if any) of the Board as the Nominating and Corporate Governance Committee shall recommend to the Board.  If at any time the BLR Group’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold, the right of the BLR Group pursuant to this Section 1.1(b) to participate in the recommendation of a Replacement Director to fill the vacancy caused by any inability or unwillingness to serve, resignation or removal of the Nominee or any Replacement Director shall automatically terminate.  Notwithstanding the foregoing, in the event that the BLR Group fails to comply with its obligations hereunder prior to the 2017 Annual Meeting or there shall have occurred a Resignation Event (as defined below), the Company (including the Nominating and Corporate Governance Committee and the Board) shall not be required to appoint the Nominee or any Replacement Director to the Board.

(c)           Prior to the date hereof, the Nominee has delivered, and BLR shall cause each Replacement Director recommended by BLR pursuant to Section 1.1(b) to deliver promptly following such recommendation, to the Company (x) a fully completed copy of the Company’s standard director & officer questionnaire and other customary director onboarding documentation, (y) the information required pursuant to Article II, Section 11 of the Company’s Amended and Restated Bylaws (the “Bylaws”) and (z) a written acknowledgment that the Nominee agrees to be bound by all current policies, codes and guidelines applicable to directors of the Company.

(d)           The BLR Group agrees that the Board or any committee or subcommittee thereof, in the exercise of its duties, may recuse the Nominee (or the Replacement Director, if applicable) from the portion of any Board or committee or subcommittee meeting at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (i) the ownership of Common Stock by the BLR Group, (ii) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (iii) any action taken in response to actions taken or proposed by BLR Group Members or their Affiliates (as defined in Section 2.3) with respect to the Company, (iv) any transaction proposed by, or with, BLR Group Members or their Affiliates or (v) such other matters as reasonably determined by the Board or such committee or subcommittee to present an actual or perceived conflict of interest with respect to the Nominee (or the Replacement Director, if applicable) or any BLR Group Member or affiliate.

(e)           The BLR Group agrees that the Nominee’s compensation as a non-employee director for 2016 will be pro-rated based on the date of the Nominee’s commencement of service as a director.

(f)           Concurrently with the execution of this Agreement, the Nominee has delivered to the Company an irrevocable resignation letter pursuant to which the Nominee will immediately resign from the Board and all applicable committees thereof if any BLR Group Member, its Affiliates or Associates takes any action with any Third Party (as defined below) in connection with conducting, or otherwise commences, a proxy contest in respect of the 2017 Annual Meeting or provides the Company with a notice of nomination of director(s) in respect of the 2017 Annual Meeting (it being understood that the Nominee will resign from the Board prior to such event). In addition, prior to the appointment of any Replacement Director to the Board pursuant to Section 1.1(b), the BLR Group agrees to obtain from such Replacement Director and deliver to the Company an irrevocable resignation letter pursuant to which the Replacement Director shall resign from the Board and all applicable committees thereof if any BLR Group Member, its Affiliates or Associates takes any action with any Third Party in connection with conducting, or otherwise commences, a proxy contest in respect of the 2017 Annual Meeting or provides the Company with a notice of nomination of director(s) in respect of the 2017 Annual Meeting (it being understood that the Replacement Director will resign from the Board prior to such event) (each of the circumstances described in the two preceding sentences, a “Resignation Event”). For the avoidance of doubt, the foregoing shall not limit any other rights or remedies of the Company for a breach or threatened breach of this Agreement.

Section 1.2           Annual Meetings.

(a)           The BLR Group covenants and agrees that it will appear in person or by proxy at each annual or special meeting of stockholders held during the Standstill Period (as defined below) and vote all Common Stock beneficially owned, or deemed beneficially owned, in accordance with the Board’s recommendation with respect to nominees for election as directors to the Board and any other matter presented to the stockholders; provided, however, that to the extent that the recommendation of Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) differs from the Board's recommendation with respect to any matter other than nominees for election as directors to the Board, the BLR Group shall have the right to vote any or all Common Stock beneficially owned, or deemed beneficially owned, by it in accordance with the recommendation of ISS or Glass Lewis solely with respect to such matters.

(b)           Each BLR Group Member agrees that, except as specifically permitted by Section 1.1, it will not, directly or indirectly, (i) nominate any person for election at any annual or special meeting held during the Standstill Period (each, a “Meeting”), (ii) submit any proposal for consideration at, or bring any other business before, any Meeting, (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Meeting, or (iv) publicly or privately encourage or support any other current or future stockholder of the Company to take any of the actions set forth in the preceding clauses (i) through (iii).

ARTICLE II

COVENANTS

Section 2.1           Standstill.

(a)           Each BLR Group Member agrees that, without the prior written consent of the Company, from the date of this Agreement until thirty (30) days prior to the deadline for the submission of stockholder nominations for directors for the 2017 Annual Meeting pursuant to the Bylaws (the “Standstill Period”), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, alone or in concert with others:

(i)           purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock, such that the BLR Group together with its Affiliates and Associates (as defined in Section 2.3) would, in the aggregate, beneficially own a number of shares in excess of the limitations set forth in the Articles of Amendment and Restatement of the Company, dated as of September 23, 2002 (as the same may be amended or restated from time to time);

(ii)           offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend (other than in a customary commingled brokerage account in the ordinary course of business), or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable, directly or indirectly, for Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise (each, a “Transfer”), in each case without the prior written consent of the Company; provided that the foregoing shall not restrict the BLR Group from (A) a Transfer of any shares of Common Stock to a controlled affiliate that agrees to be bound by the terms of this Agreement and executes a joinder agreement reasonably acceptable to the Company with respect thereto, or (B) from and after February 6, 2016, a Transfer of any shares of Common Stock in an ordinary course brokers’ transaction (within the meaning of Rule 144(g) of the Securities Act of 1933, as amended) that would not, to the knowledge of any BLR Group Member, result in the ultimate transferee of such shares beneficially owning, together with its affiliates, more than 5% of the then outstanding shares of Common Stock;

(iii)           compensate or agree to compensate the Nominee (or the Replacement Director, if applicable) for his services as a director of the Company or otherwise in connection with the transactions contemplated by this Agreement;

(iv)           engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(v)           form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any person who is not identified on Schedule A as a BLR Group Member (any such person, a “Third Party”), with respect to the Common Stock;

(vi)           deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among BLR Group Members and otherwise in accordance with this Agreement;

(vii)           seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(viii)           (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) publicly make any offer or proposal (with or without conditions) with respect to any merger, acquisition, business combination, amalgamation, recapitalization, restructuring, disposition, distribution, spin-off, asset sale or other similar transaction involving the Company, or encourage, initiate or support any Third Party with respect to any of the foregoing, (C) make any public communication in opposition to any transaction approved by the Board, (D) publicly criticize the Company’s business, financial structure or real estate, investment or other strategy, (E) call or seek to call a special meeting of stockholders or (F) make a request for a list of the Company’s stockholders or other Company records, provided, that this proviso (F) shall not apply to the Nominee (or any Replacement Director, if applicable) in his or her capacity as a director of the Company;

(ix)           seek, alone or in concert with others, representation on the Board, except as specifically permitted by Section 1.1;

(x)           seek to advise, encourage, support or influence any person with respect to the disposition of any securities of the Company, or voting of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1.2;

(xi)           make any request or submit any proposal to amend or waive the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party; or

(xii)           disclose any intention, plan or arrangement inconsistent with any provision of this Section 2.1.

(b)           Upon written request of the Company at any time during the Standstill Period, each BLR Group Member shall promptly notify the Company of the number of shares of Common Stock beneficially owned by such BLR Group Member.

Notwithstanding anything to the contrary, nothing in this Agreement shall prohibit or restrict any director of the Company, including the Nominee (or any Replacement Director, if applicable), from exercising his or her rights and duties as a director of the Company, including, but not limited to, (1) taking any action or making any statement at any meeting of the Board or of any committee thereof or (2) making any statement to the Chief Executive Officer, the Chief Financial Officer or any other director of the Company in his or her capacity as a director.

Section 2.2           Press Release.           Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press substantially in the form attached hereto as Exhibit A.  During the Standstill Period, neither the Company nor any BLR Group Member shall (i) other than as contemplated by the previous sentence, issue any press release or public announcement regarding this Agreement or the matters contemplated hereby or (ii) make any public announcement or statement inconsistent with or contrary to any statement contained in Exhibit A, except, in each case of (i) and (ii), with the prior written consent of the Company (in the case of a press release or public announcement by any BLR Group Member) or BLR on behalf of all BLR Group Members (in the case of a press release or public announcement by the Company) or as required by law or the rules of any stock exchange (and, in any event, each party will provide the other party, prior to making such disclosure, a reasonable opportunity to review and comment on such disclosure (to the extent reasonably practicable under the circumstances, other than in the case of the Form 8-K and Schedule 13D amendment to be filed by the Company and BLR, respectively, disclosing the parties’ entry into this Agreement), and each party will consider any comments from the other in good faith); provided that, notwithstanding the foregoing, the Company may make ordinary course communications with its stakeholders, including employees, customers, suppliers and investors consistent with the press release, Form 8-K and Schedule 13D.

Section 2.3           Affiliates and Associates.           Each BLR Group Member agrees that it will cause its current and future Affiliates and Associates to comply with all terms and provisions of this Agreement as if they were a party hereto and that it shall be responsible for any breach of this Agreement by any such Affiliate or Associate.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated under the Exchange Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1           Mutual Representations and Warranties.           Each party hereto represents and warrants to all other parties hereto that (a) such party has the power and authority to execute this Agreement and any other documents or agreements to be executed in connection herewith, (b) this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, such party and is enforceable against such party in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by such party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such party or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could constitute such breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such party is a party or by which it is bound.

Section 3.2           Additional Representations of the BLR Group Members.           In addition to the representations and warranties set forth in Section 3.1, each BLR Group Member represents and warrants to the Company that, as of the date hereof, (a) the BLR Group owns beneficially (as determined in accordance with Rule 13d-3 promulgated under the Exchange Act) an aggregate of 4,443,000 shares of Common Stock, (b) no BLR Group Member has, or has any right to acquire or any interest in, any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any rights or obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined in accordance with Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), (c) except as previously disclosed to the Company, the Nominee is independent of all BLR Group Members and their Affiliates and has no current or prior relationship with the BLR Group Members or their Affiliates, (d) except as previously disclosed to the Company, no BLR Group Member has compensated or agreed to compensate, directly or indirectly, the Nominee for his services as a nominee or director of the Company or otherwise in connection with the transactions contemplated by this Agreement and (e) no person other than a BLR Group Member has any rights with respect to the Common Stock beneficially owned by the BLR Group.

ARTICLE IV

MISCELLANEOUS

Section 4.1           Specific Performance.           Each party hereto acknowledges and agrees that irreparable injury to the other party hereto would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each party hereto shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other parties will not take action, directly or indirectly, in opposition to a party hereto seeking such relief on the grounds that any other remedy or relief is available at law or in equity, and the parties further agree to waive any requirement for the posting of any bond or other security in connection with such remedy or relief.  This Section 4.1 is not the exclusive remedy for any violation of this Agreement.

Section 4.2           Severability.           If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

Section 4.3           Notices.           Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Newcastle Investment Corp.
1345 Avenue of the Americas
New York, NY 10105
Attention:	Randal A. Nardone
Email:	rnardone@fortress.com

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:	Joseph A. Coco Richard J. Grossman
Email:	Joseph.Coco@Skadden.com Richard.Grossman@Skadden.com

If to any BLR Group Member:

BLR Partners LP
1177 West Loop South, Suite 1625
Houston, TX 77027
Attention:	Bradley L. Radoff
Email:	brad@fondrenlp.com

With a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention:	Steve Wolosky Aneliya S. Crawford
Email:	swolosky@olshanlaw.com acrawford@olshanlaw.com

Section 4.4           Applicable Law.           This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without reference to the conflict of laws principles thereof.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the State of Maryland (or, if such courts declines to accept jurisdiction over a particular matter, any federal court within the State of Maryland).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto agrees that the prevailing party in any such action or proceeding shall be entitled to reimbursement by the other party of its costs and expenses, including attorneys’ fees, incurred in connection with such action or proceeding.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 4.5           Counterparts.           This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including by means of electronic delivery or facsimile).

Section 4.6           Mutual Non-Disparagement.           Subject to applicable law, each party hereto covenants and agrees that, until the earlier of (a) the expiration of the Standstill Period and (b) such time as the Company (in the case of any party that is a BLR Group Member) or any BLR Group Member (in the case of the party that is the Company), or any of the Company’s or any BLR Group Member’s (as applicable) agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 4.6, neither such party nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the Company (in the case of any party that is a BLR Group Member) or any BLR Group Member (in the case of the party that is the Company) or the Company’s or any BLR Group Member’s (as applicable) subsidiaries, affiliates, successors, assigns, officers (including any current officer of the Company who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of the Company who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, strategies or services, in any manner that would reasonably be expected to damage the business or reputation of such other parties or their businesses, strategies or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.  For purposes of this Section 4.6, the Nominee (or any Replacement Director, if applicable) shall not be deemed to be an agent, affiliate, officer, key employee or director of the Company and the Company shall not be responsible for any actions taken by the Nominee (or any Replacement Director, if applicable), and no actions taken by any agent or other representative of a party in any capacity other than as a representative of such party shall be covered by this Agreement.  Notwithstanding the foregoing, nothing in this Section 4.6 shall be deemed to prevent either the Company or any BLR Group Member from complying with its respective disclosure obligations under applicable law, legal process, subpoena, law, the rules of any stock exchange, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

Section 4.7           Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.           This Agreement (including the Schedules and Exhibits hereto) contains the entire understanding of the parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each party hereto.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No party shall assign this Agreement or any rights or obligations hereunder without, in the case of an assignment by any BLR Group Member, the prior written consent of the Company, and, in the case of an assignment by the Company, the prior written consent of BLR on behalf of all BLR Group Members.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

Section 4.8           Termination. Upon the expiration of the Standstill Period in accordance with Section 2.1, this Agreement shall immediately and automatically terminate and no party hereto shall have any further right or obligation under this Agreement; provided that the provisions of this Article IV (other than Section 4.6) shall survive the termination of this Agreement; and provided, further, that no party hereto shall be released from any breach of this Agreement that occurred prior to such termination.

Section 4.9           Expenses.  Each party shall be responsible for its own fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the BLR Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) in an amount not to exceed in the aggregate $25,000.

[Signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first above written.

NEWCASTLE INVESTMENT CORP.

By:	/s/ Kenneth M Riis
	Name:	Kenneth M Riis
	Title:	CEO & President

BLR Partners LP

By:	BLRPart, LP General Partner

By:	BLRGP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

BLRPart, LP

By:	BLRGP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

BLRGP Inc.

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

[Signature page to Settlement Agreement]

Fondren Management, LP

By:	FMLP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

FMLP Inc.

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

The Radoff Family Foundation

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Director

/s/ Bradley L. Radoff
Bradley L. Radoff

/s/ Joshua E. Schechter
Joshua E. Schechter

/s/ Clifford Press
Clifford Press

[Signature page to Settlement Agreement]

Schedule A

BLR Group Members

BLR Partners LP
BLRPart, LP
BLRGP Inc.
Fondren Management, LP
FMLP Inc.
The Radoff Family Foundation
Bradley L. Radoff
Joshua E. Schechter
Clifford Press

Exhibit A

Press Release

[See attached.]

Newcastle Appoints Clifford Press to Board of Directors
Announces Settlement Agreement with BLR Partners

NEW YORK – (BUSINESS WIRE) – February [*], 2016 – Newcastle Investment Corp. (the “Company”; NYSE:NCT) today announced the appointment of Clifford Press as a director of the Company.

Mr. Press will serve as a Class III director with a term expiring in 2017 and will stand for election at the Company’s 2016 Annual Meeting of Stockholders. After giving effect to Mr. Press’ appointment, the Board of Directors includes seven directors.

Mr. Press was appointed pursuant to an agreement with a stockholder group of the Company, including BLR Partners LP (collectively, the “BLR Group”).

“We are pleased to welcome Mr. Press to our Board of Directors, and believe that our agreement with the BLR Group is a positive development for our stockholders,” stated Kenneth Riis, the Company’s Chief Executive Officer and President.

Clifford Press stated, “I look forward to working closely with my colleagues on the Newcastle Board to enhance stockholder value. As the legacy real estate portfolio continues to be monetized, I believe there are positive capital allocation opportunities available to create significant stockholder value both in the short and long term.”

Josh Schechter of the BLR Group added, “We appreciate the constructive approach of the Newcastle team and believe this agreement is in the best interest of all Newcastle stockholders. We are confident that Cliff’s financial acumen and proven track record will contribute to Newcastle’s success.”

The BLR Group has agreed to customary standstill restrictions through 30 days prior to the deadline for the submission of stockholder nominations for directors for the 2017 Annual Meeting, and has agreed to vote all of its shares at the 2016 Annual Meeting in favor of the director nominees of the Company’s Board of Directors. The Board has determined that Mr. Press is “independent” under the rules of the New York Stock Exchange and the Securities and Exchange Commission.

The agreement will be filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

Clifford Press has been a Managing Member of Oliver Press Partners, LLC, an investment advisory firm, since March 2005.  From 1986 to March 2003, Mr. Press served as a General Partner of Hyde Park Holdings, Inc., a private equity investment firm. He began his career as an M&A banker at Morgan Stanley & Co Inc.

ABOUT NEWCASTLE

Newcastle focuses on investing in, and actively managing, real estate related assets. Newcastle conducts its operations to qualify as a REIT for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond Newcastle’s control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp.
Investor Relations, 212-479-3195

Source: Newcastle Investment Corp.